Exhibit 99.1

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a redeeming common unit holder or a holder of our common stock, may consider relevant.  Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects.  Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders of common units and common stock in light of their personal investment or tax circumstances, or to certain types of holders of common units and common stock that are subject to special treatment under the federal income tax laws, such as:

•                 insurance companies;

•                 tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

•                 financial institutions or broker-dealers;

•                 non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below);

•                 U.S. expatriates;

•                 persons who mark-to-market our common stock;

•                 subchapter S corporations;

•                 U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•                 regulated investment companies and real estate investment trusts (“REITs”);

•                 trusts and estates;

•                 holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•                 persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•                 persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”); and

•                 persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that holders hold common units and common stock as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice.  The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and court decisions.  The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling.  In each case, these sources are relied upon as they exist on the date of this discussion.  Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect exiting interpretations of current law on which the information in this section is based.  Any such change could apply retroactively.  We have not received any rulings from the IRS concerning our qualification as a REIT.  Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE TENDER OF COMMON UNITS FOR REDEMPTION, THE ACQUISITION, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT.  SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH TENDER, ACQUISITION, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences of Redemption

The following discussion summarizes certain federal income tax considerations that may be relevant if a limited partner exercises his or her right to tender his or her common units for redemption. If a limited partner exercises his or her right to tender his or her common units for redemption, the partnership agreement provides that our operating partnership may redeem those common units for cash. Alternatively, we may elect to purchase directly from such limited partner some or all of the common units submitted for redemption for our common stock. In that event, we will purchase the applicable common units for common stock. As explained below, the federal income tax consequences of a limited partner’s exercise of his or her right to tender his or her common units for redemption will depend, in part, on whether our operating partnership redeems those common units for cash or we purchases directly from such limited partner those common units for common stock. Because the specific tax consequences to a redeeming limited partner will depend on such limited partner’s specific circumstances, a limited partner is strongly urged to consult his or her own tax advisor regarding the specific federal, state and local tax consequences of tendering his or her common units for redemption.

Tax Treatment of Redemption of Units. If we purchase common units tendered by a limited partner for redemption, the partnership agreement provides that the redemption will be treated by us, our operating partnership and such limited partner as a sale of the common units by such limited partner to us. In that event, such sale will be fully taxable to such limited partner and he or she will be treated as realizing for tax purposes an amount equal to the sum of the value of the common stock received in connection with the redemption plus the amount of operating partnership liabilities allocable to his or her redeemed common units at the time of the redemption.

If our operating partnership instead decides to redeem common units submitted for redemption for cash that we contribute to our operating partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such common units in a fully taxable transaction, although the matter is not free from doubt. In that event, such limited partner would be treated as realizing an amount equal to the sum of the cash plus the amount of any of operating partnership liabilities allocable to the redeemed common units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below. See “—Tax Treatment of Disposition of Common Units Generally.”

If our operating partnership chooses to redeem common units by paying cash that is not contributed by us, the tax consequences would be the same as described in the previous paragraph, except that if our operating partnership redeems less than all of the common units held by a limited partner, such limited partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash received in connection with the redemption plus the amount of any operating partnership liabilities allocable to the redeemed common units exceeded his or her adjusted basis in all of such common units immediately before the redemption.

Tax Treatment of Disposition of Common Units Generally. If a common unit is redeemed in a manner that is treated as a sale of the common unit, or a limited partner otherwise disposes of a common unit (other than in a transaction that is treated as a redemption for tax purposes), the determination of gain or loss from such sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such common unit. Upon the sale of a common unit, the “amount realized” will be measured by the sum of the cash and fair market value of other property received plus the amount of any operating partnership liabilities allocable to the common unit sold. To the extent that the amount realized exceeds a limited partner’s basis in the common unit disposed of, he or she will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property received upon such disposition.

Except as described below, any gain recognized upon a sale or other disposition of common units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a common unit that is attributable to a limited partner’s share of the “unrealized receivables” of our operating partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in our operating partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if our operating partnership had sold its assets at their fair market value at the time of the transfer of a common unit. In addition, a portion of the gain recognized on a sale or other disposition of common units may be subject to tax at a maximum rate of 25% to the extent attributable to accumulated depreciation on our “section 1250 property,” or depreciable real property.  Certain individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of common units.

Taxation of our Company

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2011.  We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.  This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders.  These laws are highly technical and complex.

In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 2012 through December 31, 2015, and our current and proposed method of operations will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2016 and subsequent taxable years.  Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court, and speaks as of the date issued.  In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively.  Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws.  Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute.  Hunton & Williams LLP will not review our compliance with those tests on a continuing basis.  Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.  Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material), in order for us to maintain our REIT qualification.   For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders.  The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation.  However, we will be subject to federal tax in the following circumstances:

•                  We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•                  We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•                  We will pay income tax at the highest corporate rate on:

•                  net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•                  other non-qualifying income from foreclosure property.

•                  We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•                  If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•                  the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•                  a fraction intended to reflect our profitability.

•                  If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distribute.

•                  We may elect to retain and pay income tax on our net long-term capital gain.  In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•                  We will be subject to a 100% excise tax on transactions with STAG Industrial TRS, LLC (“STAG TRS”) or any other taxable REIT subsidiary (“TRS”) that are not conducted on an arm’s-length basis.

•                  If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35.0%) on the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•                  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•                  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis.  The amount of gain on which we will pay tax is the lesser of:

•                  the amount of gain that we recognize at the time of the sale or disposition, and

•                  the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•                  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

•                  The earnings of our lower-tier entities that are subchapter C corporations, including STAG TRS and any other TRS we form in the future, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we also may have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes.  Moreover, as further described below, STAG TRS and any other TRS we form the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.                                       It is managed by one or more trustees or directors.

2.                                       Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.                                       It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.                                       It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.                                       At least 100 persons are beneficial owners of its shares or ownership certificates.

6.                                       Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.                                       It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.                                       It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.                                       It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  Requirements 5 and 6 applied to us beginning with our 2012 taxable year.  If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year.  For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes.  An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock.  See “Description of Capital Stock — Restrictions on Ownership and Transfer of Stock.”  We believe that we have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above.  The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above.  These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements.  If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT.  All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT.  A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT.  Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner for federal income tax purposes, generally is not treated as an entity separate from its owner for federal income tax purposes.  An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes.  In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests.  Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership.  For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership.  Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We have control of our operating partnership and intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs.  A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT.  The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS.  A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS.  We are not treated as holding the assets of a TRS or as receiving any income that the TRS earns.  Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such TRS, if any, as dividend income to the extent of the TRS’s current and accumulated earnings and profits.  This treatment may affect our compliance with the gross income and asset tests.  Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries.  Overall, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.  A TRS generally may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated.

A TRS pays income tax at regular corporate rates on any income that it earns.  In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation.  Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “—Gross Income Tests — Rents from Real Property.”  If we lease space to a TRS in the future, we will seek to comply with these requirements. We elected to treat STAG TRS as a TRS.  STAG TRS is subject to corporate income tax on its taxable income. We may elect to treat other entities as TRSs in the future.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT.  First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income.  Qualifying income for purposes of that 75% gross income test generally includes:

•                  rents from real property;

•                  interest on debt secured by mortgages on real property, or on interests in real property;

•                  dividends or other distributions on, and gain from the sale of, shares in other REITs;

•                  gain from the sale of real estate assets;

•                  income and gain derived from foreclosure property; and

•                  income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) is treated as a “real estate asset” for purposes of the asset tests for taxable years beginning after December 31, 2015, the gain from the sale of such debt instruments is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these.  Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests.  In addition, income and gain from “hedging transactions” (as defined in “—Hedging Transactions”) that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests.  In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.  See “— Foreign Currency Gain.”  Finally, gross income attributable to cancellation of indebtedness income will be excluded from both the numerator and denominator for purposes of both of the gross income tests.  The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•                  First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•                  Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

•                  Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property.  However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•                  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue.  Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.  However, we need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience.  In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.

Our operating partnership and its subsidiaries generally lease our properties in the form of either a triple net lease, a gross lease or a modified gross lease.  In order for the rent paid under our leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.  The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances.  We believe we have, and intend to enter into, leases that will be treated as true leases.  If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from our leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.”  In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests.”

As described above, for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied.  First, rent must not be based in whole or in part on the income or profits of any person.  Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•                  are fixed at the time the leases are entered into;

•                  are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•                  conform with normal business practice.

More generally, rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.

Second, if we own, actually or constructively, 10% or more (measured by voting power or fair market value) of the stock of a corporate lessee, or 10% or more of the assets or net profits of any non-corporate lessee (each a “related party tenant”), other than a TRS, any income we receive from the lessee will be non-qualifying income for purposes of the 75% and 95% gross income tests.  The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person.  We believe that all of our properties are and will be leased to third parties that do not constitute related party tenants. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee.  Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS.  However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may own up to 100% of the shares of one or more TRSs.  Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.  The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS.  If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant.  Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as “rents from real property.”  If in the future we receive rent from a TRS, we will seek to comply with this exception.

Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease.  The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”).  With respect to each of our leases, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property, when taken together with all of our other non-qualifying income, will not jeopardize our ability to qualify as a REIT.  There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion.  If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, except as described below, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income.  However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are

“usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience.  In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1% of our income from the related property.  Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties.  We believe that we do not perform any services other than customary ones for our lessees, other than services are provided through independent contractors or TRSs.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test.  Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification.  If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (iii) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”  In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test.  In addition to the rent, the lessees are required to pay certain additional charges.  To the extent that such additional charges represent either (i) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (ii) penalties for nonpayment or late payment of such amounts, such charges generally will qualify as “rents from real property.”  To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.”  However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.  We believe that our leases are structured in a manner that will enable us to continue satisfy the REIT gross income tests.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person.  However, interest generally includes the following:

•                  an amount that is based on a fixed percentage or percentages of receipts or sales; and

•                  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, except to the extent described below, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan or on the date the REIT modifies the loan (if the modification is treated as “significant” for federal income tax purposes), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. IRS guidance provides that we do not need to redetermine the fair market value of the real property securing a loan in connection with a loan modification that is occasioned by a borrower default or made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. In addition, for taxable years beginning after December 31, 2015, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests assuming the loan is held for investment.

Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test.  Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Fee Income.  We may receive various fees.  Fee income will generally not be treated as qualifying income for purposes of the 75% and 95% gross income tests.  Any fees earned by a TRS are not included for purposes of the gross income tests.  We may receive (either actual receipt or deemed receipt) amounts from certain affiliated entities in exchange for such entities' use of intellectual property rights, including the use of the STAG name. We do not expect such amounts to be significant, and, in any event, to negatively impact our compliance with REIT gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business.  We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business.  Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.  A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•         the REIT has held the property for not less than two years;

•         the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•         either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1031 or 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) with respect to taxable years beginning after December 31, 2015, (a) the aggregate adjusted tax bases of all such property sold by the REIT during the year did not exceed 20% of the aggregate adjusted tax bases of all property of the REIT at the beginning of the year and (b) the average annual percentage of properties sold by the REIT compared to all of the REIT’s properties (measured by adjusted tax bases) in the current and two prior years did not exceed 10%, or (5) with respect to taxable years beginning after December 31, 2015, (a) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (b) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) in the current and two prior years did not exceed 10%;

•                  in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•                  if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or, with respect to taxable years beginning after December 31, 2015, a TRS.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction.  We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”  The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income.  However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests.  Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•                  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•                  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•                  for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.  Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury.  However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•                  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•                  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•                  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or, with respect to taxable years beginning after December 31, 2015, a TRS.

Hedging Transactions.  From time to time, we or our operating partnership have and will enter into hedging transactions with respect to one or more of our assets or liabilities.  Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts.  Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below.  A “hedging transaction” means (i) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), or (iii) any transaction entered into after December 31, 2015 to “offset” transactions described in (i) or (ii) if a portion of the hedged indebtedness is extinguished or the related property disposed of.  We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements.  We believe we have structured any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain.  Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.  “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests.  Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT.  “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test.  Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations.  These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities.  Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  We may have gross income that fails to constitute qualifying income for purposes of one or both of the gross income tests.  Taking into account our anticipated sources of non-qualifying income, however, we expect that our aggregate gross income will allow us to continue to satisfy the 75% and 95% gross income tests applicable to REITs.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws.  Those relief provisions are available if:

•                  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•                  following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions.  In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•                  cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•                  government securities;

•                  interests in real property, including leaseholds, options to acquire real property and leaseholds, and, with respect to taxable years beginning after December 31, 2015, personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•                  interests in mortgage loans secured by real property;

•                  stock in other REITs and debt instruments issued by “publicly offered REITs”; and

•                  investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

Sixth, not more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent not secured by real property or interests in real property.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership.  The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•                  “Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors.  “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities.  However, “straight debt” securities include debt subject to the following contingencies:

•                  a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•                  a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•                  Any loan to an individual or an estate;

•                  Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•                  Any obligation to pay “rents from real property”;

•                  Certain securities issued by governmental entities;

•                  Any security issued by a REIT;

•                  Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•                  Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

In general, under the applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of: (i) the date we agreed to acquire or originate the loan; or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.  A portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test.  The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% vote or value test.  IRS Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the loan on the relevant quarterly REIT asset testing date or (ii) the greater of (a) the fair market value of the real property securing the loan in the relevant quarterly REIT asset testing date or (b) the fair market value of the real property securing the loan on the date the REIT committed to originate or acquire the loan.  It is unclear how the safe harbor in Revenue Procedure 2014-51 is affected by the recent legislative changes regarding the treatment of personal property securing a mortgage loan, which treat personal property as real property for purposes of the gross income tests so long as no more than 15% of the fair market value of the property securing a loan is personal property.  Until additional guidance is issued, we intend to apply the safe harbor in Revenue Procedure 2014-51 without taking into account the legislative changes regarding the treatment of loans secured by both real and personal property.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio to comply at all times with such tests.  However, there is no assurance that we will not inadvertently fail to comply with such tests.  If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•                  we satisfied the asset tests at the end of the preceding calendar quarter; and

•                  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure.  If we fail any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) we file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

Some of our assets consist of goodwill, including goodwill related to the contribution of our predecessor’s management company in connection with our initial public offering.  We do not believe that the value of any such goodwill has been or will be significant such that it negatively impacts our compliance with the REIT asset tests.

We believe that the assets that we hold, and that we will acquire in the future, will allow us to satisfy the foregoing asset test requirements.  However, we do not typically obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination.  As a result, there can be no assurance that the IRS will not contend that our ownership of certain assets violates one or more of the asset tests applicable to REITs.

Sale-Leaseback Transactions

A portion of our investments is expected to be in the form of sale-leaseback transactions.  We intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner.  If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property.  In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the asset tests or the income tests described above and such failure could result in our failing to qualify as a REIT.  Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described below for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•                  the sum of

•                  90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•                  90% of our after-tax net income, if any, from foreclosure property, minus

•                  the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year.  The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year.  In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders.  Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•                  85% of our REIT ordinary income for such year,

•                  95% of our REIT capital gain income for such year, and

•                  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year.  If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above.  We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.  For example, we may not deduct recognized capital losses from our “REIT taxable income.”  Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.  As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement.  In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure creating a temporary safe harbor authorizing publicly traded REITs to make elective cash/stock dividends, but that temporary safe harbor has expired. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year.  We may include such deficiency dividends in our deduction for dividends paid for the earlier year.  Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock.  We have complied and intend to continue to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.  In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates.  In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders.  In fact, we would not be required to distribute any amounts to stockholders in that year.  In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income.  Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 20% on such dividends.  Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.  We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•                  a citizen or resident of the United States;

•                  a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•                  an estate whose income is subject to federal income taxation regardless of its source; or

•                  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.  For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our common stock dividends.  Our dividends will not qualify for the dividends received deduction generally available to corporations.  In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.”  The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%.  The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%.  Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations.  Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (See —“Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income.  As a result, our ordinary REIT dividends generally will be taxed at the higher tax rate applicable to ordinary income.  However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations during the taxable year, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).  In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.  Certain individuals, estates or trusts whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our stock.  We generally will designate our capital gain dividends as either 20% or 25% rate distributions.  See “—Capital Gains and Losses.”  A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year.  In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain.  The U.S. stockholder would receive a credit for its proportionate share of the tax we paid.  The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder in the shares of common stock on which the distribution was paid.  Instead, the distribution will reduce the adjusted basis of such stock.  A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder.  In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.  Instead, these losses are generally carried over by us for potential offset against our future income.  Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income.  In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations.  We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year and otherwise as short-term capital gain or loss.  In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis.  A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital.  However, a U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain.  All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our stock may be disallowed if the U.S. stockholder purchases other stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss.  The highest marginal individual income tax rate currently is 39.6%.  The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year.  The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Certain individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate.  Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant.  In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses.  A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000.  A non-corporate taxpayer may carry forward unused capital losses indefinitely.  A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates.  A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation.  However, they are subject to taxation on their unrelated business taxable income (“UBTI”).  Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI.  Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI.  However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules.  Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.  Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI.  Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends.  That rule applies to a pension trust holding more than 10% of our capital stock only if:

•                  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•                  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

•                  either:

•                  one pension trust owns more than 25% of the value of our capital stock; or

•                  a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a beneficial owner of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for federal income tax purposes) or a tax-exempt stockholder.  The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex.  This section is only a summary of such rules.  We urge non-U.S. stockholders to consult their own tax advisors to determine the effect of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest” (“USRPI”), as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits.  A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax.  However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution.  We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•                  a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate with us;

•                  the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or

•                  the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of the non-U.S. stockholder in the shares of common stock on which the distribution was paid.  Instead, the excess portion of such distribution will reduce the adjusted basis of such stock.  A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below.  We must withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.  Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.  Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.  However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”).  A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property.  Under FIRPTA, subject to the exceptions discussed below, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder.  A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual.  A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

Capital gain distributions to the holders of a shares of our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of USRPI, as long as (i) (a) our common stock is treated as being “regularly traded” on an established securities market in the United States, and (b) the non-U.S. stockholder did not own more than 10% of our common stock at any time during the one-year period preceding the distribution or (ii) the non-U.S. stockholder was treated as a “qualified shareholder” or “qualified foreign pension fund,” as discussed below.  As a result, non-U.S. stockholders owning 10% or less of our common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.  We believe that our common stock is regularly traded on an established securities market in the United States.  If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 10% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph.  In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend.  A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.  Moreover, if a non-U.S. stockholder disposes of shares of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire that common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period.  If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation.  We believe that we are and will continue to be a United States real property holding corporation based on our investment strategy.  However, despite our status as a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.”  A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders.  We cannot assure you that this test will be met.  If a class of our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells shares of our common stock.  Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•                  our common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market; and

•                  the non-U.S. stockholder owned, actually and constructively, 10% or less of our common stock at all times during a specified testing period.

As noted above, we believe our common stock is regularly traded on an established securities market.

If the gain on the sale of shares of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.  Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•                  the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•                  the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Qualified Shareholders

Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

In addition, a sale of shares of our common stock by a “qualified shareholder” who holds such shares directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA. As with distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding on a sale of our shares.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894  of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds

Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA.  In addition, a sale of shares of our common stock by a “qualified foreign pension fund” that holds such shares directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

FATCA Withholding

Under the Foreign Account Tax Compliance Act (“FATCA”), a U.S. withholding tax at a 30% rate will be imposed on dividends paid to non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for taxable years beginning after December 31, 2018, on proceeds from the sale of our common stock received by certain non-U.S. stockholders. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any.  Under the backup withholding rules, a stockholder may be subject to backup withholding, at a rate of 28%, with respect to distributions unless the stockholder:

•                  is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•                  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.  Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.  In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met.  Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.  Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding.  However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.  Payment of the proceeds from a disposition by a non-U.S. stockholder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS.  Stockholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Under FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. stockholders who own shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for taxable years beginning after December 31, 2018, on proceeds from the sale of our common stock by U.S. stockholders who own our common stock through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”).  The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We will be entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner for federal income tax purposes) rather than as a corporation or an association taxable as a corporation.  An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•                  is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and

•                  is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership.  If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner for federal income tax purposes) for federal income tax purposes.  Our operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof.  A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).  Treasury Regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly-traded partnership.  Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year.  In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.  We believe our operating partnership has qualified and will continue to qualify for the private placement exclusion.  We expect that any other Partnership that we form in the future will qualify for the private placement exclusion.  Our operating partnership’s partnership agreement contains provisions enabling its general partner to take such steps as are necessary or appropriate to prevent the issuance and transfers of interests in our operating partnership from causing our operating partnership to be treated as a publicly traded partnership under the PTP regulations.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for federal income tax purposes.  If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions.  See “—Gross Income Tests” and “—Asset Tests.”  In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution.  See “—Distribution Requirements.”  Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes.  Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes.  Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership. For taxable years beginning after December 31, 2016, however, the tax liability for adjustments to a Partnership’s tax returns made as a result of an audit by the IRS will be imposed on the Partnership itself in certain circumstances absent an election to the contrary.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations.  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.  Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties.    Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution.   In the case of a contribution of property, the amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.  In connection with our initial public offering, we acquired a significant portion of our portfolio in exchange for interests in our operating partnership, which resulted in book-tax differences.  Furthermore, our operating partnership may admit partners in the future in exchange for a contribution of property, which will result in book-tax differences.

Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis in the hands of our operating partnership of properties contributed to us would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all our properties were to have a tax basis equal to their fair market value at the time of contribution.  We intend to use the “traditional” method for the book-tax difference caused by the contribution of our initial portfolio to our operating partnership in connection with our initial public offering.  The “traditional” method is generally the method that will result in the least favorable tax results for us.  We have not yet decided what method will be used to account for book-tax differences caused by our operating partnership admitting partners in the future in exchange for contributions of property.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.  Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes.  The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.”  See “— Income Taxation of the Partnerships and Their Partners — Tax Allocations With Respect to Partnership Properties.”  Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status.  See “— Gross Income Tests.”  We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective securityholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a securityholder transacts business, owns property or resides.  The state and local tax treatment may differ from the federal income tax treatment described above.  Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.